Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Steel Partners Holdings L.P.

Up to $49 Million in Value of its Common Units
At a Purchase Price not Less than $16.50 nor Greater than $17.50 per Unit

The Offer, Proration Period and Withdrawal Rights will Expire at 5:00 P.M., Eastern Time, on April 23, 2014, Unless the Offer is Extended

Steel Partners Holdings L.P., a Delaware limited partnership (“we,” “us,” “our,” or the “Company”) is offering to purchase for cash (the “Offer”), up to $49 million in value of its common units, no par value, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal.  The Offer will commence on March 25, 2014 and terminate at 5:00 P.M., Eastern Time, on April 23, 2014, or such later date to which the Company may extend the Offer (the “Expiration Date”).  Unless otherwise indicated, all references to “units” are to our common units, no par value.

On the terms and subject to the conditions of the Offer, we will determine the single per unit price, not less than $16.50 nor greater than $17.50 per unit, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for units properly tendered and not properly withdrawn in the Offer, taking into account the total number of units so tendered and the prices specified by the tendering unitholders.  We will select the lowest purchase price within the indicated range that will enable us to purchase $49 million in value of units pursuant to the Offer, or such fewer number of units as are properly tendered and not properly withdrawn prior to the Expiration Date, at a price not less than $16.50 nor greater than $17.50 per unit.  We refer to the purchase price we select within the range indicated for our units as the “Purchase Price.”

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 6.

All units that we acquire in the Offer will be acquired at the Purchase Price, regardless of whether the unitholder tendered at a lower price.  We will purchase only units properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date of the Offer.  However, because of the “small lot” priority and proration provisions described in this Offer to Purchase, we may not purchase all of the units tendered even if unitholders tendered at or below the Purchase Price, if the Offer is oversubscribed.  We will not purchase units tendered at prices greater than the Purchase Price.  Units tendered but not purchased in the Offer will be returned to the tendering unitholders at our expense promptly after the Expiration Date.

Our common units are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “SPLP.”  We publicly announced our intention to commence this Offer on March 24, 2014.  On March 21, 2014, the last full trading day before the announcement of the Offer, the reported closing price of the units on the NYSE was $15.71 per unit.  Before deciding whether to tender units, unitholders are urged to obtain current market quotations for the units.

A detailed discussion of this Offer is contained in this Offer to Purchase.  Unitholders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER HAS APPROVED THIS OFFER.  HOWEVER, NEITHER THE COMPANY, OUR GENERAL PARTNER, NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT OR DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR UNITS.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR UNITS AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

Our directors, executive officers and affiliates have advised us that they do not intend to tender any of their units in the Offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
For assistance call (877) 248-6417 or (718) 921-8317

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to the information agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Offer to Purchase dated March 25, 2014

IMPORTANT PROCEDURES

If you wish to tender all or any part of your units, you must do one of the following before the Offer expires at 5:00 P.M., Eastern Time, on April 23, 2014, or such later date and time to which we may extend the Offer:

•
if you hold unit certificates in your own name, complete and sign the related Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your unit certificates, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”);

•
if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your units through DTC, tender the units according to the procedure for book-entry transfer described in Section 3; or

•	if your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your units for you.

If you desire to tender your units but (i) your unit certificates are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (ii) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (iii) you cannot deliver the other required documents to the Depositary by the expiration of the Offer, you must tender your units according to the guaranteed delivery procedure described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials may be obtained from MacKenzie Partners, Inc., the information agent for this Offer (the “Information Agent”), and will be furnished at the Company’s expense.  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.  Unitholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered units from, unitholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make the Offer to unitholders in any such jurisdiction.

Table of Contents

Page

SUMMARY TERM SHEET		1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		6

THE OFFER		7

1.	GENERAL TERMS OF THE OFFER	7
2.	NUMBER OF UNITS; PRORATION	7
3.	PROCEDURE FOR TENDERING UNITHOLDERS	10
4.	WITHDRAWAL RIGHTS	14
5.	PURCHASE OF UNITS AND PAYMENT OF PURCHASE PRICE	14
6.	CERTAIN CONDITIONS OF THE OFFER	15
7.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER	18
8.	PRICE RANGE OF UNITS AND UNITHOLDERS	23
9.	SOURCE AND AMOUNT OF FUNDS	24
10.	TRANSACTIONS AND AGREEMENTS CONCERNING UNITS	25
11.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS	35
12.	U.S. FEDERAL INCOME TAX CONSEQUENCES	36
13.	ADDITIONAL INFORMATION; MISCELLANEOUS	38

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights the material terms of the proposed Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the body of this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer.  We have included references to the sections of this document where you will find a more complete discussion.  Unless otherwise indicated, references to “units” are to our common units and not to any other securities.

WHO IS MAKING THE OFFER?	Steel Partners Holdings L.P., a Delaware limited partnership, with principal executive offices at 590 Madison Avenue, 32nd Floor, New York, New York 10022, telephone (212) 520-2300.

WHAT ARE WE OFFERING TO PURCHASE?	We are offering to purchase our common units, no par value.

WHAT WILL BE THE PURCHASE PRICE FOR THE UNITS?
We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”  This procedure allows you to select the price per units (in increments of $0.10) within a price range specified by us at which you are willing to sell your units.  The price range for the Offer is $16.50 to $17.50 per unit.  We will determine the Purchase Price that we will pay per unit promptly after the Expiration Date.  The Purchase Price will be the lowest price at which, based on the number of units tendered and the prices specified by the tendering unitholders, we can purchase $49 million in value of units.  If fewer units are properly tendered, we will select the lowest price that will allow us to buy all the units that are properly tendered and not properly withdrawn prior to the Expiration Date.

The Purchase Price will not be less than $16.50 nor greater than $17.50 per unit.  The closing sale price for the units on the NYSE on March 21, 2014, the last full trading day before the public announcement of the commencement of the Offer, was $15.71.  We will pay the same per unit Purchase Price in cash, less any applicable withholding taxes and without interest, for all the units we purchase in the Offer, even if some of the units are tendered at a price below the Purchase Price.  See Section 2.  Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the chance that your units will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Units Tendered at Price Determined in the Offer.”  If you agree to accept the Purchase Price determined in the Offer, your units will be deemed to be tendered at the minimum price of $16.50 per unit.  You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your units being purchased at the minimum price per unit.  See Section 2.

WHAT IS THE MARKET PRICE OF OUR SECURITIES?
Our common units are listed and traded on the NYSE under the symbol “SPLP.”  On March 21, 2014, the last full trading day before the announcement of the Offer, the reported closing price of the units on the NYSE was $15.71 per unit.  See Section 8.

HOW MANY UNITS WILL THE COMPANY PURCHASE IN THE OFFER?
We are offering to purchase up to $49 million in value of units or such lesser amount of units as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer.  As of March 21, 2014, we had issued and outstanding approximately 30,792,809 units.  At the maximum Purchase Price of $17.50 per unit, we could purchase 2,800,000 units if the Offer is fully subscribed, which would represent approximately 9.1% of our outstanding units as of March 21, 2014.  At the minimum Purchase Price of $16.50 per unit, we could purchase 2,969,697 units if the Offer is fully subscribed, which would represent approximately 9.6% of our outstanding units as of March 21, 2014.  Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of our outstanding units).  In exercising this right, we may increase the Purchase Price to allow us to purchase all such additional units.  The Offer is not conditioned on any minimum number of units being tendered.  See Section 2 and Section 6.

WHAT WILL HAPPEN IF MORE THAN $49 MILLION IN VALUE OF UNITS ARE TENDERED AT OR BELOW THE PURCHASE PRICE?
If more than $49 million in value of units are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase units as follows:

• first, from all holders of “small lots” of less than 100 units who properly tender all of their units at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Offer; and

• second, from all other unitholders who properly tender units at or below the Purchase Price and do not properly withdraw them before the applicable Expiration Date, on a pro rata basis.

Because of the “small lot” priority and proration provisions described above, we may not purchase all of the units that you tender even if you tender them at or below the Purchase Price.  See Section 2.

IF I OWN FEWER THAN 100 UNITS SUBJECT TO THE OFFER AND I TENDER ALL OF MY UNITS, WILL I BE SUBJECT TO PRORATION?
If you beneficially own fewer than 100 units, in the aggregate, and you properly tender all of these units at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date for the Offer and you complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your units without subjecting them to the proration procedure.  See Section 2.

WHY IS THE COMPANY MAKING THIS OFFER?
We believe that the repurchase of units is consistent with our long-term goal of maximizing value for our unitholders.  The Board of Directors of Steel Partners Holdings GP Inc., our general partner (the “General Partner”), with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of certain of our financial resources given our business profile, prospective capital requirements, and the current market price of our units.  Furthermore, we believe the Offer is an efficient means to provide liquidity to our unitholders, who desire liquidity.  The Offer represents the opportunity for us to return cash to unitholders who elect to tender their units, while at the same time increasing non-tendering unitholders’ proportionate interest in us.  See Section 7.

HOW WILL THE COMPANY PAY FOR THE UNITS?
We will purchase units in the Offer, and pay related fees and expenses, with available cash and borrowings under our Credit Facility (as defined in Section 9).  Financing is not a condition to the Offer.  See Section 9.

WHEN DOES THE OFFER EXPIRE?
The Offer will expire at 5:00 P.M., Eastern Time, on April 23, 2014, unless we extend it.  If a broker, dealer, commercial bank, trust company or other nominee holds your units, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  We may choose to extend the Offer for any reason, subject to applicable law.  We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide.  See Section 11.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER?
If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date.  We will announce any amendment to the Offer by making a public announcement of the amendment.  We can terminate the Offer under certain circumstances.  See Section 11.

ARE THERE ANY CONDITIONS TO THE OFFER?
While the Offer is not conditioned upon any minimum number of units being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions.  See Section 6.

ONCE TENDERED, MAY I WITHDRAW MY TENDER?
If you tender units pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date.  If you wish to withdraw your tender, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of units to be withdrawn and the name of the registered holder of those units.  Some additional requirements apply if the unit certificates to be withdrawn have been delivered to the Depositary or if your units have been tendered under the procedure for book-entry transfer set forth in Section 3.

WILL THE COMPANY’S DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES PARTICIPATE IN THE OFFER?	Our directors, executive officers and affiliates have advised us that they do not intend to tender their units in the Offer. See Section 7.

DO WE RECOMMEND THAT YOU TENDER YOUR UNITS IN THE OFFER?
The Board of Directors of the General Partner has approved the Offer.  However, neither the Company, the General Partner, nor any of its directors, officers or employees, nor the Information Agent or Depositary, makes any recommendation to you as to whether to tender or refrain from tendering your units.  You must make your own decision as to whether to tender some or all of your units.

HOW DO I TENDER MY UNITS PURSUANT TO THE OFFER?	1)	You must properly complete and duly execute the Letter of Transmittal and deliver it with your unit certificate(s) to the Depositary at the address appearing on the back cover page of this document;
	2)	The Depositary must receive a confirmation of receipt of your units by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or
	3)	You must comply with the guaranteed delivery procedure.

If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your units for you.  See Section 3.

WHEN WILL THE COMPANY PAY FOR THE UNITS I TENDER?
We will pay the applicable Purchase Price to you in cash, less any applicable withholding taxes and without interest, for the units we purchase promptly after the Expiration Date of the Offer and the acceptance of the units for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered units until up to approximately four (4) business days after the expiration of the Offer.  See Section 5.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?	Unitholders that choose not to tender their units will own a greater percentage interest in our outstanding units following consummation of the Offer. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY UNITS?
If you are a registered unitholder and you tender your units directly to the Depositary, you will not incur any brokerage commissions.  If you hold units through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable.  See Section 3.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY UNITS?
Generally, if you tender less than all of your units (or less than all of your units are accepted) you should recognize gain (but not loss) only to the extent that the “amount realized” exceeds your adjusted tax basis in all of your units, including units that are not purchased by the Company.  If you tender all of your units (and all of your units are accepted), you should recognize gain or loss equal to the difference between your “amount realized” and your adjusted tax basis in the units tendered.  The “amount realized” with respect to your units will be equal to the sum of (x) the amount of cash received pursuant to the Offer, and (y) the reduction in the amount of liabilities of the Company properly allocable to you with respect to the units tendered for U.S. federal income tax purposes (as determined under Section 752 of the Internal Revenue Code).  We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

WHO CAN RESPOND TO QUESTIONS OR PROVIDE ASSISTANCE REGARDING THE OFFER?
Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials, in writing, to the Information Agent, MacKenzie Partners, Inc., at the address appearing on the back cover of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements that involve risks and uncertainties.  All statements other than statements of historical information contained herein are forward-looking statements.  These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives.  Representatives of the Company may also make forward-looking statements.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events.  Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements.  Any forward-looking statement speaks only as of the date on which the statement is made.  The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the SEC, for a more detailed discussion of risks and uncertainties.  Any forward-looking statement should be read and interpreted together with these other filings.  There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business.  Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company.  Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.  For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

THE OFFER

1.	GENERAL TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will purchase $49 million in value of units or such lesser amount of units as may be properly tendered and not properly withdrawn, in accordance with Section 2, before 5:00 P.M., Eastern Time, on April 23, 2014, the scheduled Expiration Date of the Offer, unless extended, at a Purchase Price not less than $16.50 nor greater than $17.50 per unit, net to the seller in cash, less any applicable withholding taxes and without interest. Unless otherwise indicated, all references to “units” are to our common units, no par value.  The Offer will commence on March 25, 2014 and terminate on the Expiration Date, or such later date to which the Company may extend the Offer.

2.	NUMBER OF UNITS; PRORATION

Number of Units.  As of March 21, 2014, we had issued and outstanding approximately 30,792,809 units.  At the maximum Purchase Price of $17.50 per unit, we could purchase 2,800,000 units if the Offer is fully subscribed, which would represent approximately 9.1% of our outstanding units as of March 21, 2014.  At the minimum Purchase Price of $16.50 per unit, we could purchase 2,969,697 units if the Offer is fully subscribed, which would represent approximately 9.6% of our outstanding units as of March 21, 2014.  In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase more than $49 million in value of units pursuant to the Offer without amending or extending the Offer, provided that such increase does not result in an increase of our purchase of greater than 2% of our outstanding units.  In the event of an oversubscription of the Offer as described below, units tendered at prices at or below the Purchase Price for the Offer (determined as provided herein) will be subject to proration, except for Small Lots (as defined below).

If we:

•	increase the price to be paid for the units above $17.50 per unit, or decrease the price to be paid for the units below $16.50 per unit;

•
increase the value of units being sought in the Offer (and thereby increase the number of units purchasable in the Offer), and the number of units accepted for payment in the Offer increases by more than 2% of our outstanding units; or

•	decrease the value of units being sought in the Offer (and thereby decrease the number of units purchasable in the Offer); and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 11, we will extend the affected Offer until the expiration of such period of ten (10) business days.  For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 6.

Purchase Price.  In accordance with Instruction 5 of the Letter of Transmittal, unitholders desiring to tender units must specify the price or prices, not less than $16.50 nor greater than $17.50 per unit, at which they are willing to sell their units to us in the Offer.  The lowest price that may be specified for units is $16.50.  The prices that may be specified for units increase in increments of $0.10 up to the highest price that may be specified which is $17.50 per unit.  A unitholder who desires to tender units at more than one price must complete a separate Letter of Transmittal for each price.  Alternatively, unitholders desiring to tender units can choose not to specify a price and, instead, specify that they will sell their units at the Purchase Price (determined as provided herein) we pay for units properly tendered and not properly withdrawn pursuant to the Offer, in which case the unitholder will be deemed to have tendered such units at the minimum price of $16.50 per unit.  Choosing the second option will maximize the chance that we will purchase a tendering unitholder’s units, may lower the Purchase Price paid for all purchased units in the Offer and could result in the tendering unitholder receiving a price per unit as low as $16.50.  See Section 8 for recent market prices for our units.

TO TENDER UNITS PROPERLY, UNITHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE UNITS THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED UNITS AT THE PURCHASE PRICE FOR SUCH UNITS DETERMINED AS PROVIDED HEREIN.  IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR UNITS IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR UNITS.  SEE SECTION 3.

As promptly as practicable following the Expiration Date, we will determine the Purchase Price within the applicable price range that we will pay for units properly tendered and not properly withdrawn, taking into account the number of units tendered and the prices specified by tendering unitholders.  We will select the lowest purchase price within the indicated range that will enable us to purchase $49 million in value of units pursuant to the Offer, or such fewer number of units as are properly tendered and not properly withdrawn in the Offer prior to the Expiration Date.  In each case, the Purchase Price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest.  Units properly tendered under the Offer at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the small lot priority and proration provisions.

We will not purchase units tendered at prices greater than the Purchase Price, nor will we purchase units that we do not accept in the Offer because of “small lot” priority and proration provisions.  We will return to the tendering unitholders units that we do not purchase in the Offer at our expense promptly after the applicable Expiration Date.

Unitholders also can specify the order in which we will purchase units tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered units pursuant to the Offer.  In the event a unitholder does not designate the order and fewer than all units are purchased due to proration or otherwise, the Depositary will select the order of units purchased.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than $49 million in value of units are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase properly tendered and not properly withdrawn units on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all units tendered by any Small Lot Holder (as defined below) of units who:

o
tenders all units beneficially owned by such Small Lot Holder at a price at or below the Purchase Price (tenders of less than all of the units owned by such Small Lot Holder will not qualify for this preference); and

o	completes the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, we will purchase all other units properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional units, as described below.

As a result of the foregoing priorities applicable to the purchase of units tendered, it is possible that all of the units that a unitholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price.

Small Lots.  The term “Small Lots” means, with respect to the units, all units properly tendered prior to the applicable Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (a “Small Lot Holder”) who beneficially owned fewer than 100 units, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

To qualify for the Small Lot preference with respect to the Offer, a Small Lot Holder must tender all units, as applicable, owned by the Small Lot Holder in accordance with the procedures described in Section 3.  Small Lots will be accepted for payment before any proration of the purchase of other tendered units.  This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more units, even if these holders have separate accounts or certificates representing fewer than 100 units.  By tendering in the Offer, a Small Lot Holder who holds units in its name and tenders its units directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable Small Lot discounts in a sale of the holder’s units.  Any Small Lot Holder wishing to tender all of its units pursuant to the Offer should complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  Upon the terms and subject to the conditions of the Offer (including the Small Lot preference discussed above), if more than $49 million in value of units are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered and not properly withdrawn units, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional units.

If proration of tendered units is required, we will determine the proration factor for those units promptly after the Expiration Date of the Offer.  Proration for each unitholder tendering units will be based on the ratio of the number of units properly tendered and not properly withdrawn by the unitholder at or below the Purchase Price selected by us to the total number of units tendered by all unitholders at or below the Purchase Price selected by us.  This ratio will be applied to unitholders tendering units to determine the number of units that will be purchased from each tendering unitholder in the Offer.  Because of the difficulty in determining the number of units properly tendered, including units tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the Small Lot priority described above, we do not expect to be able to announce the final proration factor or commence payment for any units purchased under the Offer until approximately four (4) business days after the Expiration Date for the Offer.  The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 12 the number of units that we will purchase from a unitholder under the Offer may affect the U.S. federal income tax consequences to that unitholder and, therefore, may be relevant to a unitholder’s decision whether or not to tender units and whether to condition any tender upon our purchase of a stated number of units held by such unitholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of units as of March 25, 2014 and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our unitholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of units.

3.	PROCEDURE FOR TENDERING UNITHOLDERS

Proper Tender of Units.  For unitholders to properly tender units under the Offer:

•
the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, unit certificates (or confirmation of receipt of such units under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the Letter of Transmittal, before the Expiration Date, or

•	the tendering unitholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that unitholders who hold units through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender units through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

In accordance with Instruction 5 of the Letter of Transmittal for units, each unitholder desiring to tender units pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Units Tendered at Price Determined in the Offer,” in which case you will be deemed to have tendered your units at the minimum price of $16.50 per unit or (2) check one, and only one, of the boxes corresponding to the price at which units are being tendered in the section of the Letter of Transmittal captioned “Units Tendered at Price Determined by Unitholder.” A tender of units will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering unitholders wish to maximize the chance that we will purchase their units, they should check the box in the section of the Letter of Transmittal captioned “Units Tendered at Price Determined in the Offer.”  NOTE THAT SELECTING “UNITS TENDERED AT PRICE DETERMINED IN THE OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED UNITS IN THE OFFER AND COULD RESULT IN THE TENDERED UNITS BEING PURCHASED AT THE MINIMUM PRICE OF $16.50 PER UNIT.  The closing sale price for the units on the NYSE on March 21, 2014, the last full trading day before the public announcement of the commencement of the Offer, was $15.71.

Unitholders also can specify the order in which we will purchase units tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered units pursuant to the Offer.  In the event a unitholder does not designate the order and fewer than all units are purchased due to proration or otherwise, the Depositary will select the order of units purchased.

In order to qualify for the preferential treatment available to Small Lot Holders as set forth above, Small Lot Holders must tender all of their units and also complete the section titled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

A unitholder who desires to tender units at more than one price must complete a separate Letter of Transmittal for each price, provided that a unitholder may not tender the same units (unless properly withdrawn previously in accordance with Section 4) at more than one price.  In the event a unitholder has submitted multiple Letters of Transmittal in order to tender units at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective.

TO TENDER UNITS PROPERLY, UNITHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL.  IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR UNITS.

Signature Guarantees.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the units (which term, for purposes of this Section 3, shall include any participant in DTC, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the units) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (2) if units are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If a certificate for units is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for units tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (1) certificates for such units or a timely confirmation of the book-entry transfer of such units into the Depositary’s account at the book-entry transfer facility as described above, (2) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and (3) any other documents required by the applicable Letter of Transmittal.

Method of Delivery.  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING UNIT CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING UNITHOLDER.  IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery.  The Depositary will establish an account for the units at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase.  Any financial institution that is a participant in DTC’s system may make book-entry delivery of units by causing DTC to transfer such units into the Depositary’s account in accordance with DTC’s procedure for such transfer.  Even though delivery of units may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the units that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery.  If a unitholder desires to tender units into the Offer and the unitholder’s unit certificates are not immediately available or the unitholder cannot deliver the unit certificates to the Depositary before the Expiration Date, or the unitholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the unitholder may nevertheless tender the units, provided that the unitholder satisfies all of the following conditions:

•	the unitholder makes the tender by or through an eligible guarantor institution;

•
the Depositary receives by mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•
the Depositary receives the unit certificates, in proper form for transfer, or confirmation of book-entry transfer of the units into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three (3) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Units.  If any tendered units are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all units evidenced by a unitholder’s certificates are tendered, certificates for unpurchased units will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the units, as applicable, or, in the case of units tendered by book-entry transfer at the book-entry transfer facility, the units will be credited to the appropriate account maintained by the tendering unitholder at the book-entry transfer facility, in each case without expense to the unitholder.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of units to be accepted, the price that we will pay for the units that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error).  We reserve the absolute right to reject any or all tenders of any units that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful.  We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer.  Our interpretation of the terms of the Offer will be final and binding on all parties.  No tender of units will be deemed to have been properly made until all defects or irregularities have been cured by the tendering unitholder or waived by us.  None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Unitholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement.  A tender of units under any of the procedures described above will constitute the tendering unitholder’s acceptance of the terms and conditions of the Offer, as well as the tendering unitholder’s representation and warranty to the Company that:

•	the unitholder has a net long position in the units or equivalent securities at least equal to the units tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

•	the tender of units complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender units for that person’s own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the units, or has securities immediately convertible into, or exchangeable or exercisable for, the units, and

•	will deliver or cause to be delivered the units in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Our acceptance for payment of units tendered under the Offer will constitute a binding agreement between the tendering unitholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates.  Unitholders whose unit certificate for part or all of their units has been lost, stolen, misplaced or destroyed may contact American Stock Transfer & Trust Company, LLC, the transfer agent for our units, at (800) 937-5449 or (718) 921-8124, for instructions as to obtaining a replacement unit certificate.  That unit certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for units that are tendered and accepted for payment.  The unitholder may have to post a bond to secure against the risk that the unit certificate may subsequently emerge.  We recommend that unitholders whose unit certificate has been lost, stolen, misplaced or destroyed contact American Stock Transfer & Trust Company, LLC immediately in order to permit timely processing of this documentation.

UNITHOLDERS MUST DELIVER UNIT CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE INFORMATION AGENT.  THE COMPANY OR THE INFORMATION AGENT WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE COMPANY OR THE INFORMATION AGENT WILL NOT CONSTITUTE A PROPER TENDER OF UNITS.

4.	WITHDRAWAL RIGHTS

Except as this Section 4 otherwise provides, tenders of units are irrevocable.  You may withdraw units that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Date for all units.  You may also withdraw your previously tendered units at any time after 5:00 P.M., Eastern Time, on April 23, 2014, the Expiration Date, unless such units have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written or facsimile transmission notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the tendering unitholder, the number of units that the unitholder wishes to withdraw and the name of the registered holder of the units.  If the unit certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the unit certificates, the serial numbers shown on the unit certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the units have been tendered for the account of an eligible guarantor institution.

If a unitholder has tendered units under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn units and must otherwise comply with the book-entry transfer facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise.  Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Withdrawals may not be rescinded, and any units withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn units are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

5.	PURCHASE OF UNITS AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine the Purchase Price we will pay for the units properly tendered and not properly withdrawn before the Expiration Date of the Offer, taking into account the number of units so tendered and the prices specified by tendering unitholders, and will accept for payment and pay for, and thereby purchase, units properly tendered at prices at or below the Purchase Price so determined and not properly withdrawn prior to such Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, units that are properly tendered at prices at or below the Purchase Price that is determined for the units and are not properly withdrawn, subject to the “Small Lot” priority and proration provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the units for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for payment and pay a single per unit Purchase Price not less than $16.50 nor greater than $17.50 per unit in order to purchase $49 million in value of units pursuant to the Offer, subject to increase or decrease as provided in Section 2, if properly tendered and not properly withdrawn, or such fewer number of units as are properly tendered and not properly withdrawn.

We will pay for units purchased under the Offer by depositing the aggregate Purchase Price for such units with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payment from us and transmitting payment to the tendering unitholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered units accepted for payment pursuant to such Offer promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for units purchased until up to approximately four (4) business days after such Expiration Date.  Certificates for all units tendered and not purchased, including all units tendered at prices greater than the Purchase Price and units not purchased due to proration, will be returned to the tendering unitholders, or, in the case of units tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the units, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering unitholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.  In addition, if certain events occur prior to the Expiration Date for the Offer, we may not be obligated to purchase units under the Offer.  See Section 6.

We will pay all transfer taxes, if any, payable on the transfer to us of units purchased under the Offer.  If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING UNITHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE UNITHOLDER OR OTHER PAYEE UNDER THE OFFER.  SEE SECTION 12.

6.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any units tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for units tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

o
challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the units pursuant to the Offer or otherwise relates in any manner to the Offer;

o
in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the units pursuant to the Offer;

o	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•
there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, would or might, directly or indirectly:

o	make the acceptance for payment of, or payment for, some or all of the units illegal or otherwise restrict or prohibit completion of the Offer; or

o	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the units;

•	there shall have occurred:

o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

o	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory,

o	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

o
the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

o
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

o
any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, conditions (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in our common units, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries,

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,

o
any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, unitholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the units, or

o
any decline in the market price of the units or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on March 21, 2014;

•
legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the tender offer in any manner that would adversely affect us or any of our affiliates or unitholders;

•
a tender offer or exchange offer for any or all of the units (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

o
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding units, whether through the acquisition of units, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 21, 2014);

o
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment;

o
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 21, 2014, has acquired or proposes to acquire, whether through the acquisition of units, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding units;

o
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our units, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

o
we determine that the consummation of the Offer and the purchase of the units may (1) cause the units to be held of record by fewer than 300 persons, or (2) cause the units to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion.  The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

7.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

Information Concerning the Company

The Company is a global diversified holding company that engages in multiple businesses, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.

Each of our companies has its own management team with significant experience and proven success in their industries.  Our subsidiary, SP Corporate Services LLC, provides certain executive and corporate management services to us and some of our companies.

The Company is a limited partnership formed in the State of Delaware on December 16, 2008. The Company is the successor through a merger on December 31, 2008 with WebFinancial Corporation (“Webfinancial”), a Delaware corporation that was incorporated in 1997. WebFinancial acquired WebBank in 1998.

In December 2008, in order to preserve an investment strategy that successfully served both the company and its investors since its inception, we restructured our business. The result was the creation of SPLP.

Effective July 15, 2009, the Company completed an exchange transaction in which we acquired the limited partnership interest of Steel Partners II, L.P. (“SPII”) pursuant to which we acquired net assets of $454,300,000 that were held by SPII, consisting of holdings in a variety of companies, in exchange for our common units which were distributed to certain former indirect investors in SPII (the “Exchange Transaction”). As a result, we became a global diversified holding company, with partners' capital of $367,100,000 as of July 15, 2009, which has increased to $616,582,000 as of December 31, 2013. Since July 15, 2009, we have concentrated our holdings into a select number of businesses.

On April 10, 2012, after fulfilling stringent regulatory and financial reporting requirements, we became listed on the New York Stock Exchange (NYSE: SPLP).

The Company is managed by SP General Services LLC (the “Manager”), pursuant to the terms of a fifth amended and restated management agreement (the “Management Agreement”). From its founding in 1990, the Manager and its affiliates have created significant increases in value for investors in the entities it has managed, including the Company and SPII.

Our wholly-owned subsidiary, Steel Partners Holdings GP Inc., formerly known as Web LLC and Steel Partners Holdings GP LLC, or the “General Partner”, is our general partner. The General Partner converted from a limited liability company to a corporation on September 21, 2010. The General Partner has a board of directors (the “Board of Directors”).  The Board of Directors is currently comprised of seven members, five of whom are elected annually by our unitholders and two of whom are appointed by the Manager. Warren G. Lichtenstein, the Chairman and Chief Executive Officer of our Manager, serves as the Chairman of the Board of Directors.  Our executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified.  There are no family relationships among any of our directors or executive officers.

The business address and telephone number of the Company and the General Partner is 590 Madison Avenue, 32nd Floor, New York, New York 10022, telephone number (212) 520-2300. Our website is www.steelpartners.com. Additional information about our business can be found in our periodic filings with the SEC, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K.  See Section 13, “Additional Information; Miscellaneous”.

Purposes of the Offer; Certain Effects of the Offer

Purpose of the Offer.  We are making the Offer because we believe that the repurchase of units is consistent with our long-term goal of maximizing unitholder value.  Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our units.

We believe that the modified Dutch Auction set forth in this Offer to Purchase represents a mechanism to provide our unitholders who will tender with the opportunity to tender all or a portion of their units and, thereby, receive a return of their investment if they so elect.  The Offer provides unitholders (particularly those who, because of the size of their unit holdings, might not be able to sell their units without potential disruption to the applicable unit price) with an opportunity to obtain liquidity with respect to all or a portion of their units, without potential disruption to the applicable unit price and the usual transaction costs associated with market sales.  Furthermore, Small Lot Holders who hold units registered in their names and tender their units directly to the Depositary and whose units are purchased pursuant to the Offer will avoid any applicable Small Lot discounts that might be payable on sales of their units.

After the completion of the Offer, we expect to have sufficient cash to meet our cash needs for normal operations and anticipated capital expenditures that may arise.

Certain Effects of the Offer.  The Offer presents potential risks and disadvantages to us and our continuing unitholders.  The Offer will reduce our “public float,” which is the number of units owned by non-affiliate unitholders and available for trading in the securities markets, and is likely to reduce the number of our unitholders.  These reductions may result in lower or higher unit prices and/or reduced liquidity in the trading market for our units as well as increased volatility of our unit price after completion of the Offer.  Future open market purchases, if authorized, would further reduce our public float.

Unitholders who do not tender their units pursuant to the Offer and unitholders who otherwise retain an equity interest in us as a result of a partial tender of units or a proration will continue to be owners of us.  As a result, those unitholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of units and our reduced public float.

Common units that the Company acquires pursuant to the Offer will become authorized but unissued common units and will be available for reissuance by the Company without further unitholder action (except as may be required by applicable law or the rules of the NYSE or any securities exchange on which the units are listed).  Subject to applicable state laws and rules of the NYSE, such units could be issued without unitholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company’s business, dividends or in connection with option plans and other incentive plans, or a combination thereof.

We can give no assurance that we will not issue additional units or other equity interests in the future.  Unitholders may be able to sell non-tendered units in the future on the NYSE or otherwise, at a net price which may be significantly higher than the purchase price in the offer.  We can give no assurance, however, as to the price at which a unitholder may be able to sell his, her or its units in the future, which price may be higher or lower than the purchase price paid by us in the Offer.

The Company may in the future purchase additional units on the open market, in private transactions, through tender offers or otherwise.  Any such purchases may be on the same terms as, or on terms that are more or less favorable to unitholders than, the terms of the Offer.  However, Rule 13e-4 promulgated under the Exchange Act, generally prohibits the Company and its affiliates from purchasing any units, other than pursuant to the Offer, until at least ten (10) business days after the expiration or termination of the Offer.  Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases with cash or investment balances or under its financing agreements in effect at the time, the market price of the units, the results of the Offer, the Company’s business and financial position and general economic and market conditions.

Board of Directors Approval

On March 20, 2014, the Board of Directors approved a tender offer to purchase up to $49 million in value of units and the terms and conditions set forth herein.  However, neither the Company, the General Partner, nor any of its directors, officers or employees, nor the Depositary or Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your units.  You must make your own decision as to whether to tender some or all of your units.

Beneficial Ownership of Common Units by Directors and Executive Officers

The following table sets forth certain information with respect to the beneficial ownership of our common units as of March 21, 2014 for (a) each director of the General Partner, (b) each executive officer of the General Partner, (c) each unitholder known to be the beneficial owner of more than five percent of any class of our voting securities, and (d) all directors and executive officers of the General Partner as a group.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and does not necessarily bear on the economic incidents of ownership or the rights to transfer the common units described below.  Unless otherwise indicated, (a) each unitholder has sole voting power and dispositive power with respect to the indicated common units and (b) the address of each unitholder who is a director or executive officer is c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.

Name of Beneficial Owner	Number of Units Beneficially Owned(1)		Percentage of Units Beneficially Owned(1)

Directors and Named Executive Officers:
Jack L. Howard	2,821,238	(2)	9.2%
Warren G. Lichtenstein	8,723,233	(3)	28.3%
Anthony Bergamo	25,415		*
John P. McNiff	140,334	(4)	*
Joseph L. Mullen	18,636		*
General Richard I. Neal	16,191		*
Allan R. Tessler	16,073		*
James F. McCabe, Jr.	0		--
Leonard J. McGill	0		--
Directors and executive officers as a group (9 persons)	11,761,120		38.2%
5% Unitholders:
Steel Partners, Ltd. (“SPL”)	7,058,031	(5)	22.9%
Entities affiliated with Entrust Capital Diversified Fund Ltd.	2,661,906	(6)	8.6%
Entities affiliated with Benchmark Plus Institutional Partners, L.L.C.	2,501,624	(7)	8.1%

*	Less than 1% ownership.

(1)
Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”), based on factors including voting and investment power with respect to the units.  The percentage of common units owned is based on 30,792,809 common units outstanding as of March 21, 2014, inclusive of 6,939,647 Class B units and 1,542,073 Class C units, but exclusive of treasury units and units held by DGT Holding Corp. (“DGT”), a subsidiary of the Company.  The Class C units were earned during fiscal 2012 and 2013 by an entity controlled by Mr. Lichtenstein pursuant to the terms of the Management Agreement, and will be designated as such within 60 days from March 21, 2014.   Our Class B units and Class C units have the same rights as holders of our regular common units, except that net losses are not allocated to a holder of Class B units or Class C units, liquidating distributions made by the Company to such holder may not exceed the amount of its capital account allocable to its Class B units or Class C units, and they may not be sold in the public market until the capital account allocable to a Class B unit or a Class C unit is equal to the capital account allocable a regular common unit and, therefore, such common unit has converted automatically into a regular common unit.

(2)
Consists of the following: (i) 543,648 units held directly by Mr. Howard; (ii) 1,519,552 units beneficially owned by The II Trust; (iii) 747,938 units beneficially owned by The III Trust; and (iv) 10,100 units held by EMH Howard, LLC (“EMH”).  Mr. Howard is the trustee for The II Trust and The III Trust and the managing member of EMH.  Mr. Howard may be deemed to have investment and voting power with respect to the units held by The II Trust, The III Trust and EMH.  Mr. Howard disclaims beneficial ownership of such units beneficially owned by The II Trust, The III Trust and EMH, except to the extent of his pecuniary interest therein.  Absent banking regulatory approval, voting rights are forfeited with respect to all units in excess of 9.9%, and such units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes.

(3)
Consists of the following: (i) 1,665,195 units held directly by Mr. Lichtenstein; (ii) 6,939,647 Class B units beneficially owned by a subsidiary of SPL; and (iii) 118,391 units beneficially owned by SPL.  Mr. Lichtenstein is Chief Executive Officer and a shareholder of SPL.  Mr. Lichtenstein may be deemed to have shared investment and voting power with respect to such units held indirectly by him.  Mr. Lichtenstein disclaims beneficial ownership of such units not directly held by him, except to the extent of his pecuniary interest therein.   The units set forth above do not include 1,542,073 Class C units earned during fiscal 2012 and 2013 by an entity controlled by Mr. Lichtenstein pursuant to the terms of the Management Agreement, which will be designated as such within 60 days from March 21, 2014.

(4)
Consists of the following: (i) 16,696 units held directly by Mr. McNiff; (ii) 45,816 units held in trust for Mr. McNiff’s children, the “Children’s Trust”; (iii) 73,351 units beneficially owned by the Evelyn B Olin Irrevocable Trust, or the “Olin Trust”; and (iv) 4,471 units beneficially owned by the JNS Charitable Lead Annuity Trust, or the “JNS Trust”.  Mr. McNiff is the co-trustee of each of the Children’s Trust, Olin Trust and the JNS Trust.  Mr. McNiff may be deemed to have shared investment and voting power with respect to the units held by the Children’s Trust, Olin Trust and the JNS Trust.  Mr. McNiff disclaims beneficial ownership of such units beneficially owned by the Children’s Trust, Olin Trust and the JNS Trust, except to the extent of his pecuniary interest therein.

(5)	Consists of the following: (i) 118,391 units beneficially owned by SPL and (ii) 6,939,647 Class B units beneficially owned by a subsidiary of SPL.

(6)
Based solely on information contained in Amendment No. 1 to Schedule 13G filed by Entrust Partners LLC a Delaware limited partnership (“Entrust”), filed with the SEC on February 13, 2014. Entrust reported that it had shared voting power and shared dispositive power with respect to 2,661,906 shares. The principal address of Entrust is 375 Park Avenue, 24 FL, New York, NY 10152.

(7)
Consists of the following: (i) 1,453,211 units beneficially owned by Benchmark Plus Institutional Partners, L.L.C., (ii) 492,894 units beneficially owned by Benchmark Plus Long Short Select Partners, LP; (iii) 356,548 units beneficially owned by Benchmark Plus Long Short Partners, LP; and (iv) 198,971 units beneficially owned by Aviva Alternative Funds – Alpha Optimum.  The address for the entities listed in (i) through (iii) above is 800 A Street, Suite 700, Tacoma, WA 98402.  The address for Aviva Alternative Funds – Alpha Optimum is 5 Rue Plaetis, Luxembourg, L-2338.

Our directors, executive officers and affiliates have advised us that they do not intend to tender any of their units in the Offer.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, General Partner, affiliates and subsidiaries, neither we nor any of our directors, executive officers, General Partner, affiliates or subsidiaries nor, to the best of our knowledge, any other person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving our common units during the 60 days prior to March 21, 2014.

The following chart sets forth the date, number of common units and price per unit (excluding brokerage commissions) for each transaction in the Company’s securities effected by the Company during the past 60 days.  Each of the following transactions represents open-market repurchases of the Company’s common units made pursuant to its unit repurchase plan, as further described in Section 10 hereof.

Date of Transaction	Number of Units	Price Per Unit (excluding brokerage commissions)
01/24/2014	1,310	$17.2000
01/27/2014	1,258	$16.8999
01/29/2014	100	$16.9700
02/05/2014	1,117	$16.5948
02/18/2014	747	$16.4951
02/24/2014	6,500	$15.9900
03/05/2014	1,063	$15.9707
03/10/2014	1,063	$15.9200
03/13/2014	1,063	$16.1440
03/13/2014	200	$15.7100

8.	PRICE RANGE OF UNITS AND UNITHOLDERS

Our common units are listed and traded on NYSE under the symbol “SPLP.”  The following table sets forth the high and the low closing sales prices of our common units as reported on the NYSE for the periods indicated.

	Closing Unit Prices
	High	Low
Fiscal Year Ending December 31, 2014:
First Quarter (through March 21, 2014)	$17.57	$15.71

Fiscal Year Ending December 31, 2013:
First Quarter	$13.62	$11.51
Second Quarter	$13.77	$12.90
Third Quarter	$15.47	$13.80
Fourth Quarter	$17.60	$14.88

Fiscal Year Ended December 31, 2012:*
First Quarter	$12.85	$11.69
Second Quarter	$13.50	$10.67
Third Quarter	$11.59	$10.15
Fourth Quarter	$12.50	$11.15

* Our common units were quoted on the over-the-counter market on the Pink Sheets until April 10, 2012.

On March 21, 2014, the last full trading day before the announcement of the Offer, the reported closing price of our common units on the NYSE was $15.71 per unit.  We recommend that holders obtain current market quotations for the units, among other factors, before deciding whether or not to tender their units.

9.	SOURCE AND AMOUNT OF FUNDS

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the units, together with related fees and expenses, to be approximately $49,125,000. We plan to fund any purchase of units pursuant to the Offer, including the related fees and expenses, using available domestic cash and borrowings under our Credit Facility (as defined below). As of March 12, 2014, we had approximately $28.6 million of available domestic cash and approximately $47.5 million available for borrowing under the Credit Facility. The Company has no alternative financing arrangements or plans relating to the Offer other than those described herein.

On October 23, 2013, the Company, together with its subsidiary, SPH Group Holdings LLC (“SPH Group Holdings”), entered into a Credit Agreement (the “Credit Facility”) with PNC Bank, National Association (“PNC”), as administrative agent for the lenders thereunder. The Credit Facility provides for a revolving credit facility with borrowing availability of up to a maximum aggregate principal amount equal to $50 million.

The amounts outstanding under the Credit Facility bear interest at LIBOR plus 1.00%. Availability under the Credit Facility is based on a rate of 25% of the eligible investment property maintained in a security account with PNC. Interest payments on the outstanding balance of the Credit Facility are payable monthly. All amounts outstanding under the Credit Facility are due and payable in full on October 23, 2016.    The Company does not have any plans or arrangements to repay the loan other than when due.

Obligations under the Credit Facility are collateralized by first priority security interests in and liens upon certain deposit accounts, securities accounts, investment property, general intangibles and publicly traded equity and debt instruments held by the Company and SPH Group Holdings pursuant to that certain Pledge Agreement dated as of October 23, 2013 by and among the Company, SPH Group Holdings and PNC, as agent for the benefit of the lenders.  The Credit Facility contains customary affirmative and negative covenants, including a minimum cash balance covenant, and customary events of default.

10.	TRANSACTIONS AND AGREEMENTS CONCERNING UNITS

Agreements and Arrangements Relating to the Company’s Securities

Other than as set forth below, and as set forth in our Certificate of Limited Partnership, as amended, and Fourth Amended and Restated Limited Partnership Agreement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Depositary and Information Agent.  The Company has retained American Stock Transfer & Trust Company, LLC to act as the Depositary and MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer.  The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses.  The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection with their services, including liabilities under the federal securities laws.

Class B units and Class C units.  The holders of our Class B units and Class C units have the same rights as holders of our regular common units, except that net losses are not allocated to a holder of Class B units or Class C units, liquidating distributions made by the Company to such holder may not exceed the amount of its capital account allocable to its Class B units or Class C units, and they may not be sold in the public market until the capital account allocable to a Class B unit or a Class C unit is equal to the capital account allocable a regular common unit and, therefore, such common unit has converted automatically into a regular common unit.  We are not purchasing any Class B units or Class C units in this Offer.

Unit Repurchase Program.  On December 24, 2013, the Board of Directors approved the repurchase of up to an aggregate of $5,000,000 of the Company's common units (the “Repurchase Program”). Any purchases made under the Repurchase Program will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, in compliance with applicable laws and regulations. In connection with the Repurchase Program, the Company has entered into a Stock Purchase Plan in conformity with the provisions of Rule 10b5-1 and Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, which will continue through March 26, 2014. The Repurchase Program has no termination date.  Since its approval, the Company has repurchased 32,936 units at an average price of $16.9648 per unit under the Repurchase Program.  At March 21, 2014, approximately $4,441,248 remains available under the Repurchase Program.

Dividends/Distributions.   As further described above in Section 7, in connection with the Exchange Transaction, we agreed to distribute to the holders of our common units the Target Distribution, subject to certain limitations, during the period from July 16, 2009 to the Final Distribution Date.  On April 1, 2010, we distributed to our unitholders of record as of March 26, 2010, approximately $54.4 million, or $1.95 per common unit.  On April 6, 2011, we distributed to our unitholders of record as of March 25, 2011, approximately $33.1 million, or $1.18 per common unit, representing the final required distribution in full satisfaction of the Target Distribution.  We may, at our option, make further distributions to the unitholders although we currently have no plan to make any distributions in excess of the Target Distribution.

Management Agreement.   The Company is party to a Management Agreement, whereby, subject to the supervision of the Board of Directors, the Manager provides management services, including providing the services of the Executive Chairman and President of the General Partner, to the managed entities, which includes: (i) us, (ii) SPII, and (iii) certain entities that the Manager designates as a managed entity from time to time.

On October 10, 2013, the Company, SPH Group LLC, a wholly owned subsidiary of the Company, and SP General Services LLC (“SPGS”) entered into that certain Fifth Amended and Restated Management Agreement, effective as of May 11, 2012, to clarify the manner in which the annual incentive fee under the Management Agreement is calculated and paid to SPGS.  Warren G. Lichtenstein, our General Partner, is the Chief Executive Officer of SPGS. Jack L. Howard, the President of and a member of our Board of Directors, is the President of SPGS.  James F. McCabe, Jr., the Chief Financial Officer of our General Partner, is also the Chief Financial Officer of SPGS

 On October 10, 2013, the Company entered into the Fourth Amended and Restated Agreement of Limited Partnership of the Company, to amend the existing limited partnership agreement to provide, among other things, for the incentive compensation to be paid to Manager pursuant to the Management Agreement.

Pursuant to the terms of the Management Agreement, the Manager is responsible for the day-to day operations of the managed entities including, but not limited to:

·	acting as a consultant with respect to the periodic reviews of the managed entities’ business;

·	investigating, analyzing and implementing business opportunities for the managed entities;

·	negotiating with any and all counterparties with respect to business opportunities for the managed entities;

·	entering into agreements on behalf of the managed entities;

·	engaging independent contractors on behalf of the managed entities, including accountants, legal counsel, administrators and custodians;

·	providing executive and administrative personnel, office space and office services required to perform its obligations under the Management Agreement;

·	communicating with equity or debt interest holders in the managed entities;

·	counseling the managed entities in connection with policy decisions to be made by the Board of Directors or the relevant management team of the managed entities;

·	monitoring and reporting to the Board of Directors on the performance of the managed entities;

·
handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which managed entities are involved arising out of the day-to-day operations of the managed entities;

·	performing any other services in relation to the managed entities as the Board of Directors may from time to time reasonably request;

·
appointing such other service providers, including any affiliates of the Manager, to provide services to the managed entities provided that if such services relate to services to be performed by the Manager under the Management Agreement and in respect of which Manager receives the Management Fee, then the Manager must give prompt notice of such appointment to the independent directors of the Board of Directors;

·
retaining, for and on behalf of, and at our sole cost and expense of, or the managed entities, such accountants, legal counsel, appraisers, insurers, brokers, transfer agents registrars, developers, investment banks, financial advisors, banks and other lenders as it deems necessary or advisable and we or the managed entities will reimburse the Manager or its affiliates performing such services for the cost and expenses thereof, provided that such costs and reimbursements to affiliates of the Manager are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis; and

·
preparing or causing to be prepared such reports, financial or otherwise, with respect to us or the managed entities as may be reasonably required by the Board of Directors or required by law or regulation.

 The Manager is not obligated to expend money in connection with the performance of its obligations in excess of any money available in any of our accounts or made available by the managed entities.  Officers and other personnel of the Manager are entitled to serve as officers or personnel of the managed entities.

 The Manager must devote such time and personnel to the management of the managed entities as it reasonably deems necessary and appropriate from time to time.  The Manager may provide services similar or identical to those it provides to us to other persons and entities, including to those whose business is substantially similar to the managed entities.

The Manager and its members, officers, employees, agents and affiliates are not prevented from buying, selling or trading for its or their own account.  The Manager and any person affiliated or associated with the Manager may contract and enter into transactions with the managed entities, and any unitholder, or any person the securities of which are held by or for the account of the managed entities, may be interested in any such transactions, except to the extent prohibited by applicable law.

  The Manager may not, without the consent of the independent directors of the Board of Directors, consummate any transaction on behalf of the managed entities which would involve the purchase or sale by any of the managed entities of any interest or asset in which the Manager has a direct or indirect ownership interest or as would constitute an actual or potential conflict of interest for the Manager.

 The Management Agreement will continue until December 31, 2014 and will be automatically renewed thereafter for successive one-year terms unless otherwise determined at least 60 days prior to each renewal date by a majority of the independent directors.

 We may terminate the Management Agreement effective upon 30 days’ prior written notice of termination from us to the Manager if (i) the Manager materially breaches any provision of the Management Agreement and such breach continues for a period of more than 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against any managed entity, (iii) there is an event of gross negligence or willful misconduct on the part of the Manager in the performance of its duties under the Management Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s bankruptcy or insolvency, (v) there is a dissolution of the Manager, or (vi) there is a change of control of the Manager, not consented to by us pursuant to the Management Agreement.

 The Manager may terminate the Management Agreement effective upon 60 days’ prior written notice of termination to us in the event that the managed entities default in the performance or observance of any material term, condition or covenant contained in the Management Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

 The Manager may terminate the Management Agreement in the event any of the managed entities becomes regulated as an “investment company” under the Investment Company Act of 1940, as amended, with such termination deemed to have occurred immediately prior to such event.

 The Manager may terminate the Management Agreement at any time immediately effective upon written notice of termination to us in the event that the election of the majority of the members of the Board of Directors that were originally elected and approved by the Manager no longer constitute a majority of the members of the Board of Directors, unless their replacements or successors were approved by the Manager.

 We rely significantly on the resources and personnel of the Manager to conduct our operations.  For performing services under the Management Agreement, the Manager receives a Management Fee and incentive compensation based on our performance.  The Manager also receives reimbursements for certain expenses.

The Manager currently receives a quarterly Management Fee equal to 1/4 of $9,248,730, which is subject to adjustment on a quarterly basis by multiplying the total partner’s capital as of the last day of the most recently completed fiscal quarter by 1.5%.  Prior to January 1, 2012, the Management Fee was at a rate of 1.5% per annum payable monthly.  Until such time as the common units were listed on a national securities exchange, the Management Fee was calculated based on the sum of the net asset value of the common units and any amounts in the deferred fee accounts as of the last day of the prior calendar month.  Thereafter, the Management Fee was to be based on the sum of the market capitalization of the Company and any amounts in the deferred fee accounts as of the last day of the prior calendar month.

 For the year ended December 31, 2013, the Manager earned a Management Fee of $8,178,000.  The Manager incurred $1,310,000 of reimbursable expenses for the year ended December 31, 2013 in connection with its provision of services under the Management Agreement.

 The Manager will compute each installment of the Management Fee as of the last day of the immediately preceding quarter with respect to which the Management Fee is due.  A copy of the computations made by the Manager to calculate such installment is to promptly be delivered to the Audit Committee of the Board of Directors for informational purposes only.  At the request of the Manager, we are to, from time to time, advance to the Manager or its designees the amount of any Management Fee for such quarter based on the Manager’s good faith estimate of the Management Fee for the quarter pending the final determination of the Management Fee for such quarter.  Upon such delivery of the final computation of the Management Fee for that quarter, after taking into account any advances to the Manager or its designees, the amount due (i) to the Manager or its designees by us or (ii) to us by the Manager or its designees is to be paid no later than the first day of the next fiscal quarter following the fiscal quarter in which the final Management Fee computation was delivered to us.  Prior to January 1, 2012, each installment of the Management Fee was computed on a monthly basis.

 Any services provided by an affiliate of the Manager or any officers or employees thereof (other than services specifically required to be provided by the Manager pursuant to the Management Agreement), to other than the managed entities will be provided under a separate agreement.

We or the managed entities will bear (or reimburse the Manager or its designees with respect to) all reasonable costs and expenses of the managed entities, the Manager, the General Partner or their affiliates, including but not limited to: legal, tax, accounting, auditing, consulting, administrative, compliance, investor relations costs related to being a public entity rendered for the managed entities or the General Partner as well as expenses incurred by the Manager and the General Partner which are reasonably necessary for the performance by the Manager of its duties and functions under the Management Agreement and certain other expenses incurred by managers, officers, employees and agents of the Manager or its affiliates on behalf of the managed entities.

 The Manager will prepare and deliver from time to time a statement documenting the expenses of the managed entities and the expenses incurred by the Manager on behalf of the managed entities.  The managed entities must reimburse expenses incurred by and payable to the Manager within 30 days following the date of delivery of such statement.

  Effective May 11, 2012, the Company issued to the Manager partnership profits interests in the form of incentive units which entitle the holder generally to share in 15% of the increase in the equity value of the Company, as calculated for the 20 trading days prior to each year end.  The incentive units’ share of such appreciation is reflected by classifying a portion of the incentive units as Class C units of the Company. (If there has been no such increase in the equity value for a year, no portion of the incentive units will be classified as Class C units for that year).  The Class C units are identical to the regular common units in all respects except that net losses are not allocated to a holder of Class C units, liquidating distributions made by the Company to such holder may not exceed the amount of its capital account allocable to such common units, and such common units may not be sold in the public market, until they have converted into regular common units.  At such time that the amount of the capital account allocable to a Class C unit is equal to the amount of the capital account allocable to a regular common unit, such Class C unit shall convert automatically into a regular common unit.  The number of incentive units outstanding is equal to 100% of the sum of the common units outstanding (including common units held by partially owned subsidiaries) and the number of notional units used to determine the deferred fee accounts in accordance with the Deferred Fee Agreement (as herein defined).  The Company shall make any adjustment that it determines is equitably required by reason of the raising of new capital, including, without limitation, adding such new capital to the baseline equity value per common unit to the extent that the issue price of the new common units exceeds the baseline equity value per common unit.

 If any issuance of common units, options, convertible securities or any other right to acquire common units by us results in an increase in the number of common units outstanding on a fully diluted basis as compared to the number outstanding as of the date of the most recent issuance (or, in the case of the first issuance, since the initial incentive unit grant date), the number of incentive units will be increased so that as of the date of the increase of the number of incentive units, after taking into account the number of outstanding common units on a fully diluted basis and the increase in the number of incentive units since the initial incentive units grant date, the number of outstanding incentive units (in the aggregate) is equal to 100% of the sum of the common units outstanding (including common units held by partially owned subsidiaries) and the number of notional units used to determine the deferred fee accounts in accordance with the Deferred Fee Agreement, on a fully diluted basis.  Each incentive unit shall otherwise be subject to the same terms, unless the Manager otherwise agrees.

 Prior to January 1, 2012, the Manager had been granted options to purchase an aggregate of 4,973,863 common units.  The Manager was initially granted an option to purchase 4,965,690 common units, which is equal to 15% of the sum of the common units outstanding and the number of notional units used to determine the deferred fee accounts in accordance with that certain Second Amended and Restated Deferred Fee Agreement, effective as of July 15, 2009, between us and WGL Capital Corp. (“WGL”), a subsidiary of SPL and an affiliate of the Manager, or the “Deferred Fee Agreement”, each as of July 15, 2009, on a fully diluted basis.   Mr. Lichtenstein is the Chief Executive Officer and a shareholder in SPL. The options had an initial per common unit exercise price of $31.81, which is subject to adjustment for any cash distributions, any distributions-in-kind and the release of any reserves by Steel Partners II (Onshore) LP (“SPII Onshore”) to its former limited partners.  The exercise price decreased by $1.95 per unit to $29.86 for the April 1, 2010 common unit distribution and further decreased by $1.18 per unit to $28.68 for the April 6, 2011 common unit distribution.  On March 21, 2011, the Manager was granted an additional (i) option to purchase 5,671 common units at an exercise price of $16.89, per common unit, as based on the net asset value of the common units as of June 30, 2010 and the exercise price decreased by $1.18 per unit to $15.71 for the April 6, 2011 common unit distribution, (ii) option to purchase 1,291 common units at an exercise price of $18.80, per common unit, as determined based on the net asset value of the common units as of September 30, 2010 and the exercise price decreased by $1.18 per unit to $17.62 for the April 6, 2011 common unit distribution, and (iii) option to purchase 1,211 common units at an exercise price of $20.03, per common unit, as determined based on the net asset value of the common units as of December 31, 2010 and the exercise price decreased by $1.18 per unit to $18.85 for the April 6, 2011 common unit distribution.  Such options expired on December 31, 2011.

Deferred Fee Agreement.  Effective as of July 15, 2009, the Company entered into an investor services agreement (the “Investor Services Agreement”) with WGL, an entity at that time controlled by Warren G. Lichtenstein, our Executive Chairman.  Subsequently, WGL became a subsidiary of SPL, an affiliate of Manager.  Pursuant to the Investor Services Agreement, WGL performed certain investor relations services on the Company’s behalf and the Company paid WGL a fee in an amount of $50,000 per year.

The Company entered into an assignment and assumption agreement, as of July 15, 2009, with Steel Partners II (Offshore) Ltd. (“SPII Offshore”) and WGL, pursuant to which we assumed all of SPII Offshore’s liabilities and obligations under the Deferred Fee Agreement, pursuant to which WGL deferred certain fees due to it under its management agreement with SPII Offshore.   In connection with the assignment and assumption agreement, SPII Offshore transferred to us assets, consisting of cash and our common units, equal in the aggregate in value to the assumed liabilities.  Pursuant to the Deferred Fee Agreement, WGL had the option, but not the obligation, to elect to be paid in cash or common units, or a combination thereof, which payment may become immediately due and payable upon certain termination events as specified in the Deferred Fee Agreement.

 On April 11, 2012 (the “Termination Date”), the Company and WGL terminated the Investor Services Agreement by mutual consent.  As a result of the termination of the Investor Services Agreement the full amount of the deferred fee liability became immediately payable. Instead of receiving the deferred fee in cash, WGL elected for the total amount to be paid in common units of the Company.  Under the Deferred Fee Agreement, the number of common units to be issued was determined by applying a 15% discount to the market price of the common units, which represents the fair value of the common units giving effect to the discount for lack of marketability.  As a result, 6,403,002 Class B units were issued to WGL on April 11, 2012. In connection with the termination of the Investor Services Agreement, WGL agreed not to sell any of the common units issued as payment for the deferred fee during the one-year period following the Termination Date. On May 11, 2012, the Company issued an additional 536,645 Class B units to WGL reflecting an adjustment based on the deferred fee liability as of March 31, 2012.

Other Agreements and Relationships with Executive Officers, Directors, Controlling Persons and Subsidiaries

SPII Liquidating Trust.   The Steel Partners II Liquidating Series Trust (“SPII Liquidating Trust”), a Delaware statutory trust, was formed and commenced operations on July 15, 2009.  The purpose of the SPII Liquidating Trust is to effect the orderly liquidation of certain assets previously held by SPII in connection with the withdrawal of the limited partners of SPII Onshore.  Steel Partners II GP LLC (“SPIIGP”) is the liquidating trustee, and along with a Delaware trustee, has responsibilities that are generally limited to providing certain services in connection with the administration of the SPII Liquidating Trust.  Mr. Lichtenstein is the managing member of SPIIGP. The Manager is the investment manager of the SPII Liquidating Trust.

 On July 15, 2009, SPII contributed $243,844,000 of non-cash assets and $39,235,000 of cash to the SPII Liquidating Trust and became the initial beneficiary of each series of the SPII Liquidating Trust.  In connection with the full withdrawal of the limited partners of SPII Onshore on July 15, 2009, 56.25% of the beneficial interests of each series were transferred to certain of the withdrawing limited partners, and SPII retained 43.75% of the beneficial interests of each series.  SPII held certain assets of the SPII Liquidating Trust for the benefit of the SPII Liquidating Trust as its nominee until such assets could be assigned to the SPII Liquidating Trust.  After December 31, 2009, SPII held no assets on behalf of the SPII Liquidating Trust.

 The Company currently holds interests in the SPII Liquidating Trust.  The Company’s interest in the SPII Liquidating Trust was $10,228,000 and $11,263,000 at December 31, 2013 and December 31, 2012, respectively.  The SPII Liquidating Trust has an investment in (i) Steel Partners Japan Strategic Fund, L.P. (“SPJSF”), (ii) Steel Partners China Access I LP (“SPCA”), a private equity partnership investing in China, and (iii) SP Acquisition Holdings, Inc. (“SPAH”), a company formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009.  We, through the SPII Liquidating Trust, had an interest in a co-investment obligation to SPAH should a business combination involving SPAH have taken place by October 10, 2009.  The SPII Liquidating Trust held sufficient cash to fund such obligation, but it was terminated because a business combination was not completed, rendering the investment held by the SPII Liquidating Trust in SPAH worthless.  The capital commitment has been terminated and capital has been distributed to the investors in the SPAH, including the SPII Liquidating Trust.   At December 31, 2012, the Company’s interest in the SPII Liquidating Trust related to SPJSF and SPCA was $3,891,000 and $6,016,000, respectively.  At December 31, 2013, SPH’s interest in the SPII Liquidating Trust related to SPJSF and SPCA was $3,950,000 and $5,771,000, respectively.  We have no obligation to make any capital contributions to the SPII Liquidating Trust.

 SP Corporate Services Agreements.  Effective as of July 1, 2007, we entered into a services agreement, or the “Services Agreement”, with SP Corporate Services LLC (“SP Corporate”), an entity previously controlled by Warren G. Lichtenstein, our Executive Chairman.  Pursuant to the Services Agreement, SP Corporate provided the Company with certain management, consulting and advisory services.  The Services Agreement is automatically renewable on an annual basis unless terminated by either party on any anniversary date, upon at least 30 days written notice.  Effective January 1, 2012, SP Corporate became a wholly owned subsidiary of the Company. Additionally, SPH Services, Inc., (“SPH Services”) a new subsidiary of the Company, was created to consolidate the executive and corporate functions of the Company and certain of its affiliates, including SP Corporate and SPLLC, and to provide such services to other portfolio companies.  SPH Services acquired the membership interests of SP Corporate and SPLLC from SPL, an affiliate of the Manager.

 In consideration of the services rendered, a fixed annual fee totaling $310,000 was charged, adjustable annually upon agreement.  Effective as of July 15, 2009, the Services Agreement was amended to provide for the provision of accounting, investor relations, compliance and other services related to our operation.  The fee to be paid is agreed upon by SP Corporate and us from time to time.  SP Corporate earned $3,000,000 for the year ended December 31, 2013 under the Services Agreement.

On each of March 26, 2010, January 24, 2011 and March 10, 2011, a special committee of the Board of Directors of Handy & Harman Ltd. (formerly known as WHX Corporation) (“HNH”), a Delaware corporation in which the Company has a majority ownership interest, composed entirely of independent directors, approved a management and services fee to be paid to SP Corporate in the amount of $1,950,000 and $1,740,000 for services performed in 2010 and 2011, respectively, and of $10.982 for services performed in 2012.  In each of 2010,  2011 and 2012 this fee was paid as consideration for the services of Warren G. Lichtenstein, as Chairman of the Board, Glen M. Kassan, as Chief Executive Officer and Vice Chairman, John J. Quicke, as Vice President and, until December 2010, as director, and Jack L. Howard and John H. McNamara, Jr., both as directors. In addition, in 2011 and 2012 the management services fee was also paid as consideration for management and advisory services with respect to operations, strategic planning, finance and accounting, sale and acquisition activities and other aspects of the businesses of HNH.

 HNH did not have a written agreement with SP Corporate relating to the services described above prior to January 1, 2012.  On January 1, 2012, HNH entered into a written management services agreement (“HNH Management Services Agreement”) with SP Corporate, which restructured its prior management services arrangements. Pursuant to the HNH Management Services Agreement, SP Corporate agreed to provide HNH with the continued services of Glen M. Kassan, as the HNH’s Chief Executive Officer, and James F. McCabe, Jr., as HNH’s Chief Financial Officer, and certain other employees and corporate services. The HNH Management Services Agreement further provides that HNH will pay SP Corporate a fixed annual fee of approximately $10,980,000, consisting of (a) $1,740,000 in consideration of executive services provided by SP Corporate under the HNH Management Services Agreement, and (b) $9,240,000 in consideration of the corporate services provided by SP Corporate under the HNH Management Services Agreement, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services rendered for HNH or its subsidiaries. The fees payable under the HNH Management Services Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and HNH. The HNH Management Services Agreement has a term of one year, which will automatically renew for successive one-year periods unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by HNH of a termination fee to SP Corporate.  On December 21, 2012, the Audit Committee of the Company’s Board of Directors resolved that, effective January 1, 2013, certain individuals employed by SP Corporate and their related expenses would be transferred to HNH, and the fee paid under the HNH Management Services Agreement was accordingly reduced by approximately $2,000,000. The HNH Management Services Agreement was further modified, on March 27, 2013, following the retirement of Glen Kassan as Chief Executive Officer to provide that the services of Jack L. Howard would be provided to HNH as principal executive officer and to adjust the fees payable thereunder to a fixed annual fee of approximately $1,740,000 in consideration of executive services provided by SP Corporate and $7,145,046 in consideration of the corporate services provided by SP Corporate.

 On March 9, 2010, WebBank, a Utah chartered industrial bank and our subsidiary through WebFinancial Holding Corporation, and SP Corporate entered into a servicing agreement under which SP Corporate receives $63,000 quarterly and provides certain services to WebBank.  The agreement is effective January 1, 2010, continues for three years and automatically renews for successive one year terms unless terminated in accordance with the agreement.  For the year ended December 31, 2013, WebBank paid SP Corporate fees of $250,000.

 Effective as of July 1, 2007, SP Corporate entered into services agreements with each of BNS Holding, Inc. (“BNS”) and CoSine Communications, Inc. (“CoSine”).  The Company has an approximately 85% ownership interest in BNS and a 47% ownership interest in Cosine.  Pursuant to the terms of the services agreements, of which the services agreement with BNS was amended on May 12, 2010, SP Corporate initially provided each of BNS and CoSine with certain services and each of BNS and CoSine pays SP Corporate a monthly fee of $42,000 and $17,000, respectively, which fees are adjustable annually upon agreement by the parties or at other times upon amendment to the services agreements.  In addition, each of BNS and CoSine are obligated to reimburse SP Corporate for certain expenses, including legal expenses, as well as all reasonable and necessary business expenses, incurred on behalf of each of BNS and CoSine.  Services provided under the services agreements include the non-exclusive services of persons to perform accounting, tax, administrative, compliance and investor relations services.  Under the terms of an amended and restated services agreement effective as of May 12, 2010, SP Corporate receives a monthly fee of $42,000 monthly from BNS.  BNS incurred $1,083,000 (includes $500,000 for assistance provided to BNS related to a financing arrangement) for the period from November 1, 2010 to December 31, 2011, and $600,000 for the period ended December 31, 2012. In March 2013 the annual fee from BNS was adjusted from $600,000 to $204,000, based on reduced hours forecast as BNS had sold its only operation and now has a liquidating trust.  BNS incurred management fees of $278,002 for the year ended December 31, 2013.

 Effective as of September 1, 2009, SP Corporate entered into a management services agreement with DGT, a subsidiary of the Company.  Pursuant to the terms of the management services agreement, which was amended on October 1, 2011, SP Corporate provides DGT with certain services and DGT pays SP Corporate a monthly fee of $48,000, which fee is adjustable annually upon agreement by the parties or at other times upon amendment to the management services agreement.  In addition, DGT is obligated to reimburse SP Corporate for certain expenses, including legal expenses, as well as all reasonable and necessary business expenses, incurred on behalf of DGT.  Services provided under the management services agreement include the non-exclusive services of persons, including a chief executive officer and chief financial officer, to perform certain management and leadership services.  DGT and SP Corporate amended the management services agreement effective June 1, 2013, to reduce the monthly fee to $39,667.  DGT incurred management fees of $517,669 for the year ended December 31, 2013.

SP Corporate has entered into a management services agreement with Steel Excel Inc. (“Steel Excel”) dated as of August 1, 2012, as amended on April 5, 2013 and January 9, 2014.  The Company has an approximately 55.1% ownership interest in Steel Excel.  Pursuant to the terms of the management services agreement as amended, SP Corporate provides Steel Excel with certain services and Steel Excel pays SP Corporate an annual fee from $3,600,000 to $8,000,000, which fee is adjustable annually upon agreement by the parties or at other times upon amendment to the management services agreement. Under the agreement, SP Corporate provides Steel Excel with the services of Jack L. Howard as Steel Excel’s Principal Executive Officer and James F. McCabe, Jr. as Steel Excel’s Chief Financial Officer, and certain other employees and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services. The fees payable under the Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and Steel Excel.

 Effective January 1, 2012, SP Corporate also entered into management services agreements with JL Howard Inc. and with NOVT Corporation (“NOVT”) and SPL, a shareholder of NOVT.  Under the Management Services Agreement with NOVT and SPL, SP Corporate provides the non-exclusive services of a person to serve as NOVT’s Chief Executive and Chief Financial Officer, with responsibility for any and all financing matters for NOVT and its subsidiaries, and a person to review annual and quarterly budgets and related matters, supervise and administer, as appropriate, all accounting/financial duties and related functions on behalf of each of the companies, and other similar items, and also provide the non-exclusive services of a person to serve as the companies’ corporate secretary, and as may be requested of a person to periodically review the status of the companies’ net operating losses. SP Corporate provides similar services under the management services agreement with ORE Pharmaceutical Holdings, Inc. (“ORE”). Under the management services agreement with JL Howard Inc., SP Corporate provides the non-exclusive services of a FINRA licensed person or people to execute securities orders and other related tasks. JL Howard Inc. pays SP Corporate $10,000 a month and NOVT, SPL and ORE pay SP Corporate $20,000, $35,000, and $20,000, respectively, per month, which fees are adjustable annually upon agreement by the parties or at other times upon amendment to the management services agreement.

 Mutual Securities.   Pursuant to the Management Agreement, the Manager is responsible for selecting executing brokers.  Securities transactions for us are allocated to brokers on the basis of reliability and price and execution.  The Manager has selected Mutual Securities as an introducing broker and may direct a substantial portion of the managed entities’ trades to such firm among others.  Jack L. Howard, our President, is a registered principal of Mutual Securities.  The Manager only uses Mutual Securities when such use would not compromise the Manager’s obligation to seek best price and execution. Commissions charged by Mutual Securities are generally commensurate with commissions charged by other institutional brokers.  Mutual Securities also served as an introducing broker for the Company’s trades. The Commissions paid by the Company to Mutual Securities were approximately  $239,000 for the year ended December 31, 2012 and $310,000 for the year ended December 31, 2013. Such commissions are included in the net investment gains (losses) in the consolidated statements of operations. The portion of the commission paid to Mutual Securities ultimately received by such officer is net of clearing and other charges.

 Other.   On March 31, 2012, SPL assigned its rights, obligations and title to its New York City office lease to SPH Services. In connection with the assignment, SPL agreed to remit $3,286,000 to SPH Services, subject to adjustment, which represented the present value of the lease payment obligations over the fair value of the leased facilities. In addition, for a total consideration of $1,203,000 SPL sold to SPH Services the fixed assets held by it relating to the New York City location, which includes furniture, equipment and leasehold improvements. This amount is included in payable to related parties as of June 30, 2012. The Company agreed to reimburse SPL $254,000 for occupancy costs for the three months ended March 31, 2012, which amount is included in Payable to related parties as of December 31, 2012.

 The Company has an arrangement whereby it holds an asset on behalf of a related party in which it has an investment. The asset had a fair value of $47,605,000 and $28,515,000 at December 31, 2012 and December 31, 2013, respectively. Under the terms of this arrangement, the related party is the sole beneficiary and the Company does not have an economic interest in the asset and the Company has no capital at risk with respect to such asset, other than indirectly through its indirect investment in such related party. For the year ended December 31, 2012 and 2013, the Company was indirectly compensated for providing this arrangement by the payment of a fee. The fees were not material.

11.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, units by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for units not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for units upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for units which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the units tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of units or by decreasing or increasing the value of units that we seek to purchase in this Offer.  Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date.  Any public announcement made under the Offer will be disseminated promptly to unitholders in a manner reasonably designed to inform unitholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If the Company (1) increases the price to be paid for the units above $17.50 per unit, decreases the price to be paid for the units below $16.50 per unit, decreases the value of units being sought in the Offer (and thereby decreases the number of units purchasable in the Offer), or increases the value of units being sought in the Offer (and thereby increases the number of units purchasable in the Offer) by more than 2% of our outstanding units, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 11, the Offer will be extended until the expiration of such period of ten business days.

12.	U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Offer to unitholders whose units are properly tendered and accepted for payment pursuant to the Offer.  Those unitholders who do not participate in the Offer should not have any U.S. federal income tax consequences as a result of the Offer.  This discussion addresses only units held as capital assets.  This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis).  Except as otherwise specifically addressed, this discussion does not address all aspects of the U.S. federal income tax consequences that may be relevant to particular unitholders because of their personal circumstances, including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for U.S. federal incomes tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold units as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons who are not United States Unitholders as defined below, or United States Unitholders (as defined below) that have a functional currency other than the United States dollar.

This discussion also does not address tax considerations arising under any state, local or foreign laws, or under U.S. federal estate or gift tax laws. In addition, if a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a unitholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  A unitholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

This discussion assumes that the Company is properly classified as a partnership, and not as a corporation under Section 7704 of the Code.

For purposes of this discussion, a “United States Unitholder” is a beneficial owner of units that for U.S. federal income tax purposes is any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered to be “United States persons” for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-United States Unitholder” is a beneficial owner of units, other than a partnership or other entity treated as a partnership for U.S. federal income tax, who is not a United States Unitholder.

UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Consequences to a Tendering United States Unitholder.

In general, a United States Unitholder who tenders less than all of its units (or less than all of its units are accepted) should be treated as receiving a distribution from the Company.  The United States Unitholder should recognize gain (but not loss) only to the extent that the “amount realized” exceeds the United States Unitholder’s adjusted tax basis in all of its units, including units that are not purchased by the Company, as discussed further below.  If a United States Unitholder tenders all of its units (and all of its units are accepted), the receipt of the proceeds should be treated as a liquidating distribution, and the United States Unitholder should recognize gain or loss equal to the difference between the United States Unitholder’s “amount realized” and its adjusted tax basis in the units tendered.

The “amount realized” with respect to a United States Unitholder’s units will be equal to the sum of (x) the amount of cash received pursuant to the Offer, and (y) the reduction in the amount of liabilities of the Company properly allocable to the United States Unitholder with respect to the units tendered for U.S. federal income tax purposes (as determined under Section 752 of the Code).  The amount of a United States Unitholder’s adjusted tax basis in its units will vary depending upon the United States Unitholder’s particular circumstances.  In addition, a tendering United States Unitholder will be allocated a share of the Company’s items of income, gain, loss and deduction for the year of the Offer with respect to the units sold in accordance with the provisions of the Company’s Limited Partnership Agreement concerning transfers of units.  Such allocation by the Company to the United States Unitholder for that year could affect the United States Unitholder’s adjusted tax basis in units and, therefore, the amount of such United States Unitholder’s taxable gain or loss upon a sale of units pursuant to the Offer.

For U.S. federal income tax purposes, a United States Unitholder is considered to own a single interest in the Company, having a single adjusted tax basis, without regard to the number of units held or whether the units were purchased at different times.  If a United States Unitholder sells less than all of its units, then such United States Unitholder should be treated as recovering a portion of its overall adjusted tax basis in its units, rather than identifying the cost or other tax basis that is specifically attributable to the particular units sold, and the United States Unitholder should be deemed to have one or more holding periods for the transferred units in proportion to its holding period(s) for that United States Unitholder’s overall interest.  Any United States Unitholder considering a tender of less than all of its units is encouraged to consult such United States Unitholder’s own tax adviser as to these and other consequences to it of a partial sale.

The gain or loss recognized by a United States Unitholder on a sale of units pursuant to the Offer generally should be treated as a capital gain or loss if the units were held by the United States Unitholder as a capital asset.  That capital gain or loss will be treated as long-term capital gain or loss if the tendering United States Unitholder’s holding period for the units exceeds one year.  Under current law, long-term capital gains of individuals are generally taxed at a favorable marginal federal income tax rate.  The deductibility of capital losses is subject to limitations.

Backup Withholding

Backup withholding tax will be imposed on the gross proceeds paid to a tendering United States Unitholder unless the United States Unitholder provides such United States Unitholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding tax, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding tax.  Therefore, each tendering United States Unitholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such United States Unitholder otherwise establishes to the satisfaction of the Depositary that such United States Unitholder is not subject to backup withholding tax.  Certain United States Unitholders (including, among others, all corporations) are not subject to these backup withholding requirements.

In addition, Non-United States Unitholders are not subject to these backup withholding requirements.  In order for a Non-United States Unitholder to qualify as an exempt recipient, that Non-United States Unitholder must submit an IRS Form W-8 or a Substitute Form W-8.  Such statements can be obtained from the Depositary.  To qualify as an exempt recipient on the basis of foreign status, a unitholder must submit a properly complete Form W-8BEN or Form W-8ECI, signed under penalties of perjury, attesting to that person’s exempt status.  A unitholder would use a Form W-8BEN to certify that it: (a) is neither a citizen nor a resident of the United States; (b) has not been and reasonably does not expect to be present in the United States for a period aggregating 183 days or more during the calendar year; and (c) reasonably expects not to be engaged in a trade or business within the United States to which the gain on the sale of the units would be effectively connected; and would use a Form W-8ECI to certify that: (x) it is neither a citizen nor resident of the United States; and (y) the proceeds of the sale of the units is effectively connected with a United States trade or business. A foreign unitholder may also use a Form W-8BEN to certify that it is eligible for benefits under a tax treaty between the United States and such foreign person’s country of residence.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be refunded or credited against the unitholder’s U.S. federal income tax liability if certain required information is furnished to the IRS.  Unitholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part.  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that unitholders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions.  If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform unitholders of this decision.  If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and unitholders should consult with personal advisors if holders have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith we file and furnish reports and other information with the SEC.  All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. or by us in the SEC Filings section of the Company’s website, www.steelpartners.com.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on January 2, 2014, January 14, 2014, February 13, 2014, and March 14, 2014.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Unitholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the addresses described above.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents.  Unitholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 590 Madison Avenue, 32nd Floor, New York, New York, 10022, attention Corporate Secretary; telephone: (212) 520-2300.  Any unitholder requesting information should be sure to include his or her complete name and address in the request.

Sincerely,

/s/ Warren Lichtenstein
Warren Lichtenstein
Executive Chairman
Steel Partners Holdings L.P.

March 25, 2014

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
For assistance call (877) 248-6417 or (718) 921-8317

Please direct any questions or requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below.  Unitholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com